As filed with the Securities and Exchange Commission on August 3, 2016

Registration Statement File No. 333-142074
Registration Statement File No. 333-197722

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 (No. 333-142074)
Post-Effective Amendment No. 1 (No. 333-197722)
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TAL INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-1796526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 Manhattanville Road
Purchase, New York 10577-2135
(914) 251-9000
(Address of registrant's principal executive offices)

TAL International Group, Inc. 2004 Management Stock Plan (No. 333-142074)
TAL International Group, Inc. 2005 Management Omnibus Incentive Plan (No. 333-142074)
TAL International Group, Inc. 2014 Equity Incentive Plan (No. 333-197722)

(Full titles of the plans)

Marc A. Pearlin
Vice President, General Counsel and Secretary
TAL International Group, Inc.
100 Manhattanville Road
Purchase, New York 10577
(914) 255-1900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

TAL International Group, Inc., a Delaware corporation (the "Company"), is filing these post-effective amendments ("Post-Effective Amendments") to the following Registration Statements on Form S-8 (the "Registration Statements"), which have been previously filed with the Securities and Exchange Commission (the "SEC"), to deregister any and all shares of the Company's common stock, par value $0.001 per share ("Common Stock"), that remain unsold under each such Registration Statement as of the date hereof:

•
Registration Statement No. 333-142074, registering 2,445,567 shares of Common Stock issuable pursuant to the TAL International Group, Inc. 2004 Management Stock Plan and the TAL International Group, Inc. 2005 Management Omnibus Incentive Plan, filed with the SEC on April 12, 2007; and

•
Registration Statement No. 333-197722, registering 3,000,000 shares of Common Stock issuable pursuant to the TAL International Group, Inc. 2014 Equity Incentive Plan, filed with the SEC on July 30, 2014.

On November 9, 2015, the Company entered into a Transaction Agreement (the "Transaction Agreement") with Triton International Limited, a Bermuda exempted limited liability company ("Holdco"), Triton Container International Limited, a Bermuda exempted limited liability company ("Triton"), Ocean Delaware Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdco ("Delaware Merger Sub"), and Ocean Bermuda Sub Limited, a Bermuda exempted limited liability company and wholly owned subsidiary of Holdco ("Bermuda Merger Sub"), pursuant to which the Company and Triton agreed to combine under Holdco. In accordance with the Transaction Agreement, on July 12, 2016, Bermuda Merger Sub merged with and into Triton, with Triton as the surviving corporation, and, immediately thereafter, Delaware Merger Sub merged with and into the Company, with the Company as the surviving corporation. As a result of the mergers, Triton and the Company became wholly owned subsidiaries of Holdco.

In connection with the mergers described above, the Company is terminating all offerings of its securities registered pursuant to the Registration Statements. The Company is filing these Post-Effective Amendments to hereby terminate the effectiveness of the Registration Statements and remove from registration any and all securities registered under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offerings.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Harrison, State of New York, on August 3, 2016.

TAL INTERNATIONAL GROUP, INC.

By:	/s/ JOHN BURNS
John Burns
Senior Vice President and Chief Financial Officer (Principal Financial Officer)